Exhibit 99.3

For Immediate Release	Contact:	Melissa Andrews, ScanSource, Inc.
April 15, 2009		864.286.4425
		melissa.andrews@scansource.com

Litigation Settlement Agreement Reached

GREENVILLE, S.C. – April 15, 2009 – ScanSource, Inc., {Nasdaq: SCSC}, a leading international value-added distributor of specialty technology products, announced today that it has reached an agreement to resolve the consolidated stockholders derivative litigation pending since November 2006 relating to its stock option program. ScanSource has determined that settlement of the pending litigation is in the best interest of the company and its shareholders. ScanSource’s insurer has agreed to pay the associated costs and attorneys’ fees relating to the settlement. The terms of the agreement provide for a full and complete settlement of all claims in the litigation. The settlement is not an acknowledgement of any liability or wrongdoing. As in all derivative actions, the settlement is subject to court approval. Once approved, the settlement will resolve all derivative litigation against ScanSource and its former and current directors and officers.

ScanSource and the individual parties have steadfastly maintained the claims raised in the litigation are meritless, and as part of the settlement, the parties continue to deny any liability or wrongdoing.

“ScanSource has spent a great deal of time and effort over the past two years reviewing the administration of its equity award program and continues to address best practices in its awarding of equity grants,” said John Ellsworth, vice president and general counsel, ScanSource, Inc. “We are pleased to put this matter behind us.”

For more information about ScanSource, Inc., please visit www.scansourceinc.com.

About ScanSource, Inc.

ScanSource, Inc. (NASDAQ: SCSC) is a leading international distributor of specialty technology products, consisting of seven sales units in North America, Latin America and Europe.

ScanSource POS & Barcoding in North America, Latin America and Europe delivers AIDC and POS solutions; Catalyst Telecom in the US, and ScanSource Communications in North America and Europe, provide voice, video and converged communications equipment; and ScanSource Security in North America offers physical security solutions. Founded in 1992, the company ranks #901 on the Fortune 1000. For more information, call the toll-free sales telephone number at 800.944.2432 or visit www.scansourceinc.com.

# # #